Exhibit 10.13

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (this “Agreement”), effective as of January 24, 2023 (“Effective Date”), is made and entered into by and between ANEW MEDICAL, INC. a private Delaware corporation having its principal offices at ANEW MEDICAL, INC., 13576 Walnut Street, Omaha, Nebraska 68144 USA (“Sponsor” or the “Company”)

and

Universitat Autònoma de Barcelona (hereinafter, “UAB”), a university based in Campus de la UAB s/n, Edifici A, 08193 Cerdanyola del Vallès (Barcelona), Spain, with tax identification number Q-0818002-H, duly represented by Mr. Armando Sanchez Bonastre, acting in his capacity as Vice Rector for Research and Transfer;

WHEREAS, the Parties wish to collaborate, in accordance with the terms of this Agreement to conduct the Research Project (as defined below);

WHEREAS, this Agreement shall occur in connection with a license granted by the UAB to the Sponsor, dated as of January 24th 2022.

WHEREAS, Sponsor desires to obtain certain rights to inventions and technologies arising out of or in connection with the Research Project; and

WHEREAS, UAB is willing to grant to Sponsor such rights under the terms and conditions set forth herein;

WHEREAS, This Agreement is made pursuant to article 83 of the Organic Law on Universities (Law 6/2001, of 21 December, as amended by Law 4/2007, of 12 April) and the other applicable legislation.

NOW THEREFORE, in consideration of the promises and undertakings set forth above and hereinafter, and intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.	RESEARCH PROJECT

1.1.	Object. The purpose of this Agreement is the performance of the “Research Project”, as detailed below, to be conducted by UAB at the request of Sponsor. UAB shall conduct the Research Project in accordance with the terms of this Agreement, including the research plan attached hereto as Exhibit A (the “Research Plan”), using its reasonable efforts to achieve the goals and objectives of the Research Project. UAB shall not permit any person or entity, other than a Project Participant, to participate in the Research Project. “Project Participant” shall mean any individual that is an employee or consultant of UAB, who may participate in the Research Project, including any scientist, post-doctoral fellow, student or technician, and including the Principal Investigators.

1.2.	Principal Investigators. The Research Project will be directed and supervised by the Principal Investigators, Dr. Assumpcio Bosch and Dr. Miguel Chillon, who shall have primary responsibility for the performance of the Research Project. If both Principal Investigators cease to supervise the Research Project for any reason, UAB will notify Sponsor promptly, and UAB shall endeavor to find a scientist acceptable to Sponsor, in Sponsor’s sole discretion, to continue the supervision of the Research Project in place of such Principal Investigators. If UAB is unable to find a replacement scientist acceptable to Sponsor within sixty (60) days after the Principal Investigators ceases to supervise the Research Project, Sponsor may terminate this Agreement immediately.

1.3.	Laboratories and Equipment: As a part of the Research Project, the Company is authorised to access and use the following laboratories and equipment of UAB: M5-111, M5-111B, M5-111A, M5-105A associated with the Glial Cells Research Group, Department of Cell Biology, Physiology, and Immunology, at the Medicine School of the UAB. Such access and use are shared with UAB’s personnel and solely for the execution of the Research Project. No other use of the laboratories and equipment is allowed. The employees of the Company who are allowed to use such laboratories and equipment are listed in the Exhibit A, as Sponsor Project Participants.

Sponsor Project Participants shall use the Laboratories and Equipment of UAB following all the policies, instructions, and directions of UAB, as well as all the applicable legislation.

The Parties agree that Sponsor Project Participants are employees of the Company and not UAB’s employees. Therefore, the Company is and shall remain responsible for all salary and benefit payments, taxes and any other obligations towards the Sponsor Project Participants that are normally or usually associated with an employer/employee relationship.

The Company shall indemnify UAB and its officers, employees, and agents against any liability for personal injury or damage to lifer or property arising from Sponsor Project Participants’ actions under this Agreement.

1.4.	Reports. Principal Investigators shall submit to Sponsor, within 60 days after the end of each six months period from the Effective Date, reports detailing progress under the Research Project. Each of such progress reports shall include at least a complete description of all methodology used for analysis during the relevant time period, and shall be in oral or written form, at Principal Investigators’ discretion. In addition, a comprehensive final report summarizing all work conducted under the Research Project shall be submitted within 60 days following the expiration or termination of this Agreement

2.	FINANCIAL CONTRIBUTION.

2.1.	Financial contribution. In consideration for conducting the Research Project, Sponsor shall pay UAB the following amounts set forth in Exhibit B.

2.2.	Payments. These amounts shall be increased with the corresponding VAT, if applicable. All payments due to UAB shall be made within thirty (30) calendar days from the date of issue of the corresponding invoice.

2.3.	Currency. All payments due under this Agreement shall be payable in Euros.

2.4.	For administrative and invoicing matters, the Sponsor shall contact Carlota Sanromà, e-mail: Carlota.sanroma@uab.cat and/or o.patents@uab.cat.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1.	Background. UAB owns and shall retain all the background knowledge necessary for the performance of this Agreement. “Background” shall mean any and all information, data, know-how, methods, documents, technology, process, trade secrets, inventions, whether or not protectable, developed by UAB before the Effective Date or developed independently by UAB outside the scope of this Agreement, as well as all intellectual property rights deriving therefrom, and that may be necessary for the execution of this Agreement.

For the avoidance of doubt, nothing herein shall, in any way, be construed as an assignment or transmission, neither expressly nor by implication, of the UAB Background or of any intellectual property right relating or arising from the UAB Background to the Sponsor.

3.2.	Results. All the Results arising from or in connection with the performance of the Research Project by the UAB, as well as the final report; and all intellectual property rights deriving therefrom, shall belong jointly to the Parties in proportion to their contribution. According to the License Agreements signed on January 24th 2022 and in January, 2023 in all Joint Improvements the UAB shall be acknowledged not less than five percent (5%) of any such Improvement. The Results shall be deemed added in the description of Technology of the License Agreement.

4.	PUBLICATIONS

4.1.	To avoid loss of patent rights as a result of premature public disclosure of patentable information, Principal Investigators and UAB agree to submit to Sponsor, at least sixty (60) days prior to submission for publication or disclosure, any and all materials intended for publication or disclosure relating to the Research Project.

4.2.	If Sponsor has reason to believe that any proposed publication reveals a potentially patentable invention, Sponsor shall notify UAB in writing within a sixty (60) day period after receipt of such intended publication. In such case, Principal Investigators and UAB agree to delay a publication or public presentation until the earlier to occur of the following: (a) a patent application has been filed by Sponsor and/or UAB, as applicable; or (b) UAB and Sponsor have mutually agreed that no patentable invention exists; or (c) Sixty (60) days from the receipt of the notification revealing a potentially patentable invention . Further, if Sponsor reports to UAB or Principal Investigators that such material contains confidential information of Sponsor, Principal Investigators and UAB shall remove such confidential information from the proposed publication or disclosure.

4.3.	In connection with any publication by Principal Investigators or UAB of information and/or data obtained in the course of the Research Project, Principal Investigators shall include an appropriate acknowledgment of Sponsor’s sponsorship of the Research Project in such publication disclosure.

5.	CONFIDENTIALITY

5.1.	Both Parties agree not to disclose, under any circumstances, the scientific, technical and / or business information belonging to the other Party to which they had access pursuant to this Agreement, including, but not limited to know-how, data, processes, designs, technology and/or materials, patents. The Parties shall use the Confidential Information only for the purpose of the execution of this Agreement and only to the necessary extent

5.2.	The confidentiality obligation abovementioned shall not apply if:

a)	can be demonstrated to have been in the public domain as of the Effective Date of this Agreement, or legitimately comes into the public domain through no fault of the other Party; or

b)	can be demonstrated to have been known by the receiving Party prior to execution of this Agreement and was not acquired, directly or indirectly, from the disclosing Party or from a third party under a continuing obligation of confidentiality; or

c)	can be demonstrated to have been independently developed by personnel of the receiving Party who had no substantive knowledge or access of any information provided by the disclosing Party; or

d)	is required to be disclosed pursuant to law or court order, provided that the receiving Party provides prior notice to the disclosing Party and provides sufficient time to the disclosing Party to assert any exclusions or privileges that may be available by law.

5.3.	Each Party warrants that all its employees shall be obliged to know and maintain the confidentiality obligation stated in the present clause.

5.4.	For the avoidance of doubt, nothing herein shall, in any way restrict the disclosing Party from disclosing its confidential information to any third party or from using its confidential information in any manner for any purpose at its sole discretion.

5.5.	The Sponsor authorizes UAB to provide public information concerning the execution of this Agreement, which may only include the title, Parties, object and period of execution.

6.	INDEMNITY

6.1.	Except as expressly set forth in this clause, UAB makes no representations or warranties of any kind regarding the Research Project, express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, non-infringement of any third-party rights or other defects.

6.2.	The Sponsor shall assume all liability derived from the use and exploitation of the Results that may arise from the Research Project. The Sponsor shall indemnify, defend, and hold UAB harmless from and against any claim, liability, cost, damage, loss, deficiency, expense or obligation of any kind or nature (including attorneys’ fees and other expenses of litigation) based upon, arising out of or otherwise relating to any kind of utilization and/or exploitation of the Results and/or the Research Project, including any cause of action relating to product liability (in the form of tort, warranty or strict liability and regardless of whether such action has any factual basis).

6.3.	In any case, neither party shall be liable to the other party for any loss of income, loss of profits, incidental, indirect, consequential, special, or punitive damages

7.	TERM AND TERMINATIONS

7.1.	Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for an initial period of one (1) year. At the end of the initial period, this Agreement shall automatically renew for up to three (3) additional one year periods.

7.2.	Termination for Breach. If either party breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other party, the non-breaching party may, in addition to any other remedies that such party may have in law, terminate this Agreement by sending written notice of termination to the other party.

7.3.	Termination for Specific Cause. Sponsor may terminate this Agreement as set forth in Clause 1.2.

7.4.	Termination for Convenience. Any Party may terminate this Agreement at any time in its sole discretion upon thirty (30) days prior written notice to UAB during the initial term or the renewal term. In the event that Sponsor terminates this Agreement pursuant to this Clause 7.4, then Sponsor shall be obligated to pay the funding accrued. However, Sponsor shall not be obligated to pay the funding which would have become due under Exhibit B following the date of such termination.

7.5.	Survival. The following Clauses of this Agreement shall survive expiration or any termination of this Agreement: 3, 4, 5, 6 and 11.

8.	NOTICES

8.1.	All notices and other communications required or permitted under this Agreement shall be in writing and to the following addresses:

If to UAB:

All scientific and technical communications:

Att.: Dr. Assumpció Bosch

Address: Edifici H, 5th floor; Av Vall Moronta, Campus UAB; Bellaterra 08193 E-mail: assumpcio.bosch@uab.es

Att.: Dr. Miguel Chillon

Address: Edifici H, 5th floor; Av Vall Moronta, Campus UAB; Bellaterra 08193 E-mail: Miguel.chillon@uab.es

Communications related to Invoicing and Payments.

Att.: Carlota Sanromà

E-mail: Carlota.sanroma@uab.cat

Other communications concerning the execution of this Agreement:
UNIVERSITAT AUTÒNOMA DE BARCELONA

A/A Head of Technology Transfer Office
Edifici Eureka – Campus de la UAB
08193 Bellaterra (Barcelona)

Correo electrónico: patents@uab.cat
Teléfono: 93 586 89 24

If to the Sponsor:

All scientific, technical, business, invoicing, and other communications:

ANEW MEDICAL, INC.
Att.:	CEO and/or President
Dr. Joseph Sinkule
Address:	13576 Walnut Street
Omaha, NE 68144 USA
E-mail:	joseph@anewmeds.com

9.	PERSONAL DATA PROTECTION

9.1.	The Parties agree to abide by applicable personal data protection laws, especially the regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation) and the Spanish Organic Act 3/2018, of 5 December on Personal Data Protection). Each Party may process personal data of the other Party for the exclusive purpose of management and performance of this Agreement.

9.2.	The undersigned declare to have been informed and hereby consent that their personal data will be processed for the purposes of management and performance of this Agreement. The undersigned have the right to access, modify, rectify, erase its personal data and to request a restriction of the processing of their personal data by sending an e-mail to the processor.

10.	MISCELLANEOUS

10.1.	Should any part, article, paragraph, sentence, or clause of this Agreement be deemed vague, valid or inapplicable, such part shall be eliminated and the rest of the Agreement shall remain valid and in force.

10.2.	This Agreement may not be changed, modified, or discharged, in whole or in part, except by a subsequent agreement in writing signed by authorized representatives of the Parties.

11.	GOVERNING LAW AND JURISDICTION

11.1.	This Agreement shall be governed and construed in accordance with the laws of Spain.

11.2.	The Parties undertake to amicably resolve any dispute arising during the term of this Agreement. If the Parties may not resolve amicably a dispute, the Parties submit, with a waiver of any other jurisdiction to which they may be entitled, to the Courts of Barcelona.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITAT AUTÒNOMA DE BARCELONA

/s/ Rosa María Sebastián Pérez
Rosa María Sebastián Pérez
Vice rector for Research and Transfer

ANEW MEDICAL, INC,

/s/ Joseph Sinkule
Dr. Joseph Sinkule
Chief Executive Officer

Acknowledged and Agreed by Principal Investigators:

/s/ Assumpció Bosch Merino	/s/ Miguel Chillón Rodríguez
Dr. Assumpció Bosch Merino	Dr. Miguel Chillón Rodríguez

EXHIBIT A C. KNOW-HOW

Knowledge and information for the use or related to the following:

a) REAGENTS developed by Assumpció ’s and Miguel’s research groups used in this work.

The reagents described below do not include the use or right to commercialize certain reagents and other candidate commercial products that might be derived from the research program and know how (primers, antibodies, etc). The Parties may agree in a further License and/or Material Transfer Agreement, a right of use by the Company of the reagents developed by INSTITUTIONS, under the terms and conditions agreed between the Parties.

Plasmids

●	Research Quality plasmids containing the (murine or human) s-KL genes and/or whole membrane klotho (m-KL).

●	Research Quality plasmids containing the human s-KL gene with a flag sequence for detection/purification.

●	Research Quality plasmids containing shRNA against the murine and human s-KL genes and m-KL genes.

●	Research Quality plasmids containing the Desmin promoter (as muscle specific promoter) and CMV or other promoters (as ubiquitous promoters) claimed in the patent application

●	Proteins and reference standards produced by the plasmids.

Vectors

●	Research Quality AAV vectors expressing the (murine or human) s-KL genes and protein under the Desmin, CMV or other promoters, plus the SV40 polyA signal.

●	Research Quality AAV vectors expressing the human s-KL gene and protein with a flag sequence for detection/purification.

●	Research Quality AAV vectors expressing shRNA against the murine s-KL or the m-KL genes under the chosen promoter.

●	Other Research Quality vectors or carriers proposed in the Patent Application shall be covered in the License.

Other KNOW-HOW

●	Provide Research Quality purified recombinant murine and human s-KL protein and/or m-KL protein.

●	Provide Primers to specifically detect the (human or murine) s-KL or m-KL genes.

●	Develop or provide Antibodies and reagents developed by the research labs that may be used to detect and identify, and/or purify s-KL and other forms of klotho protein.

●	Work with the Company to Develop cell- or receptor- based Potency assays measuring klotho protein activity based on disease indication.

●	Work with the Company to Develop other assays required as specifications for manufacturing and product QC testing.

●	Provide Further development of potential cell/gene therapy approaches as described in the Patent Application using iPSC’s or autologous patient cells.

D.	TECHNOLOGY

●	Specific detection by qPCR of (murine and human) s-KL and m-KL genes/sequences as well as viral genomes.

●	Specific detection by RT-qPCR of (murine and human) s-KL and m-KL RNA expression.

●	Specific detection by commercial ELISA or antibodies of (murine and human) s-KL and m-KL proteins.

●	Multiplex analysis of different cytokines, interleukins and other factors involved in the immune response against the vectors and against the genes.

●	RNA expression and protein analysis of a battery of enzymes, proteins and factors involved in the Klotho signalling.

●	Immunohistochemistry analysis in OCT and paraffin sections

●	develop Neutralizing antibody assay in mouse and human serum (anti-klotho, anti-AAV, or anti-Adenovirus, etc.) for pre-existing levels, or after vector administration.

●	In vivo administration of lipid complexes or viral vectors by intracerebroventricular, intravenous (tail vein), intrathecal, intramuscular, intranasal, intraperitoneal, subcutaneous, or intramuscular routes.

●	evaluate physical status and sensorimotor tests and physical status test in mice: (neuromuscular grip strength, rotarod, reflex, etc).

●	evaluate different electrophysiology tests (i.e. motor evoked potential, compound muscle action potential, etc) in mice as related to neuromuscular effects.

●	evaluate different Immune-histochemical tests for neuromuscular diseases such as motorneuron survival, neuroinflammation or evaluation of the neuromuscular junctions.

●	evaluate or develop bioassays for efficacy and potency of sKL in stable human culture cells- a wide battery of cells of both, neuronal and non-neuronal origin.

●	evaluate or develop bioassays for efficacy and potency of sKL in human fibroblasts and human iPSC-derived neurons.

●	evaluate other technology to support clinical trials and commercialization by the Company of a viable cell and/or gene therapy product in the field of neurodegenerative and neuromuscular diseases.

RESEARCH PROJECT

Title: Valorization of therapeutic strategies using the secreted Klotho isoform as a drug for pathologies affecting the nervous system: AD and ALS

Research Project shall consist of the different initiatives and experimental actions to demonstrate the therapeutic potential of the secreted Klotho isoform in the CNS and PNS, with the aim to use in clinical assays and clinical studies.

Year 1

WP0:	Project management

WP1:	Set up Company Lab in Barcelona

WP2:	Write SOPs used in the Lab to quantitate reagents and materials with focus on mouse studies (murine materials) and human studies (non-GMP and GMP)

WP3:	Devise specifications for each lot of material being manufactured in the Lab and by GMP contractors. Manufacture Lot of human-s-KL for reference materials and testing.

WP4:	Produce and characterize Master Cells Banks (MCB) and Working Cell Banks (WCB) of all cell lines to be used in the R&D program

WP5:	Analysis of survival in mouse models

WP6:	Test the efficiency of sKlotho in muscles in a second ALS and/or cerebral amyloidosis, and other identified mouse models

WP7:	Produce and characterize Reference Standards to use in mouse studies, non- human primate assays.

WP8:	Human-s-KL toxicokinetic study in mice or non-human primates

Year 2

WP9:	Prepare for an “INTERACT” telephonic meeting with FDA and EMA

WP10:	Preparation for the pre-IND and pre-CTA meetings with the FDA and EMA and assemble “key opinion leaders” or “KOL’s” to advance the clinical trials protocols and statistical plans to discuss with FDA and EMA.

WP11:	Confirmation of sKL long-term therapeutic efficiency in murine and NHP models

WP12:	Confirmation of sKL therapeutic efficiency in human iPSC-derived neurons from patients

Year 3

WP13:	File IND and CTA for initial human clinical protocols in healthy subjects and /or ALS and/or Alzheimer’s patients.

WP14:	File IND and CTA for initial human clinical protocols in ALS and/or Alzheimer’s patients.

WP15:	Start at least another non-clinical study recommended by FDA/EMA to fulfill dossier requirements for a cell/gene therapy product, and /or to expand indications of use in ALS and/or Alzheimer’s.

WP16:	Expand indications for use to other neuromuscular diseases.

WP17:	Prepare for an “INTERACT” telephonic meeting with FDA and EMA for Alzheimer’s disease (AD).

WP18:	Preparation for the pre-IND and pre-CTA meetings with the FDA and EMA for AD and assemble “key opinion leaders” or “KOL’s” to advance the clinical trials protocols and statistical plans to discuss with FDA and EMA.

WP19:	File IND and CTA for initial human clinical protocols in healthy subjects and /or AD patients.

WP20:	File IND and CTA for initial human clinical protocols in AD patients.

WP21:	Start at least another non-clinical study recommended by FDA/EMA to fulfill dossier requirements for a cell/gene therapy product, and /or to expand indications of use.

RESEARCH PLAN

YEAR 1	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
WP 0
WP 1
WP 2
WP 3
WP 4
WP 5
WP 6
WP 7
WP 8

YEAR 2	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
WP 0
WP 6
WP 8
WP 9
WP 10
WP 11
WP 12

YEAR 3	m1	m2	m3	m4	m5	m6	m7	m8	m9	m10	m11	m12
WP 0
WP 10
WP 11
WP 13
WP 14
WP 15
WP 16
WP 17
WP 18
WP19
WP 20
WP 21

PROJECT PARTICIPANT:

UAB Project Participant

Dr. Assumpció Bosch Merino

Dr. Miguel Chillon Rodriguez

Dr. Beatriz Almolda Ardid

Sponsor Project Participant

Dr. Beatriz Almolda Ardid

- to be determined

-- to be determined

- to be determined

-- to be determined

- to be determined

EXHIBIT B

BUDGET AND PAYMENT TERMS

The budget below is only for the first 2 years. The budget for the third year will be calculated between 15 and 18 months after the signature of the Sponsor Research Agreement.

The budget does not include the indirect costs of the UAB. The percentage for the first and second years must be agreed.

The section “Salaries” include the advisory costs of Dra. Assumpció Bosch and Dr. Miguel Chillon and the cost of the salary for the half-day dedication (50%) of Dr. Beatriz Almolda.

	YEAR-1	YEAR-2	Total
Salaries Subcontrating WPs Laboratory	42.000,00 €	44.100,00 €	86.100,00 €
	300.000,00 €	195.000,00 €	495.000,00 €
	20.000,00 €	22.000,00 €	42.000,00 €
TOTAL	362.000,00 €	261.100,00 €	623.100,00 €